Telephone: (617) 437-6900
Fax: (617) 351-7430
Website: www.willis.com
March 3, 2010
Direct Line: (617) 351-7498
Direct Fax: (617) 351-7430
E-mail: David.goldstein@willis.com

Mr. John Boese
Chief Compliance Officer
Pax World Management, LLC
30 Penhallow Street, Suite 400
Portsmouth, NH 03801

RE: Allocation of Pax ICBB Program

Dear John:

In response to your request for an allocation analysis of the premium to be paid by Pax World Management, LLC (the management company) and the Pax funds (specifically, Pax World Balanced Fund, Pax World High Growth Fund, Pax World Growth Fund, Pax World Womens Equity Fund, Pax World High Yield Bond Fund, Pax World International Fund, Pax World Small Cap Fund, Pax World Global Green Fund, ESG Shares FTSE KLD North America Sustainability Index Fund, ESG Shares FTSE Europe Asia Pacific Sustainability Fund, ESG Shares FTSE Environmental Technologies
(ET50) Index Fund, ESG Managers Agressive Growth Portfolio, ESG Managers Growth Portfolio, ESG Managers Moderate Protfolio, ESG Managers Conservative Portfolio) (the funds) for the Investment Company Blanket Bond (ICBB or bond) Insurance program we placed on February 15, 2010, I am pleased to offer the following.

With respect to the bond underwritten by Travelers, as you know, the premium for the combined $5,000,000 limit of liability for the 2/15/08 through 2/15/09 period was $19,013. Since the policys limit of liability is shared by the management company and the funds, the overall cost of the program is materially less than it would have been had the management company and the funds (or each fund individually) purchased separate policies. This is due to the fact that the limits are shared and the risk is spread. Additionally, if the funds were to purchase insurance separate and apart from the management company, their premium would likely be higher than the premium assessed to the management company for its policy since, from an underwriting perspective, more risk on the program rests with the funds. As an approximation, under prevailing market rates, the funds could expect to pay up to $5,000 (or more) per million of coverage, whereas the management company could expect to pay approximately $2,000 per million of coverage.

I trust this response satisfies your inquiry. Please let me know if I can be of any further assistance.

Sincerely,

David M. Goldstein
Sr. Vice President/Boston Practice Leader
Willis Executive Risks

Willis of Massachusetts, Inc.
Three Copley Place, Suite 300

Boston, MA 02116


AGREEMENT AMONG JOINT INSUREDS
      Agreement made as of March 1, 2010, by and between Pax World Management LLC (the Adviser) and Pax World Funds Series Trust I and Pax World Funds Trust II (the Funds) (the Adviser and the Funds are collectively referred to as the Insureds).
      WHEREAS, the Insureds are jointly insured against specified fidelity risks under an Investment Company Blanket Bond (the Bond);
      WHEREAS, the Insureds desire to enter into this Agreement to meet the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the 1940 Act) and to provide for an allocation of the proceeds of the Bond;
      NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Insureds agree as follows:
1.In the event a recovery is obtained pursuant to the Bond as a result of a loss sustained by a Fund and one or more Insureds, each Fund shall received an equitable and proportionate share of such recovery, but in any event each Fund will receive an amount at least equal to the amount that each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1) under the 1940
Act.
2.In the event that an insurer asserts that a claim by the Adviser under the Bond has the effect of reducing the maximum limit of liability under the Bond, the Adviser agrees to reduce its claim against such insurer under the Bond to the extent required so that any Fund claimant shall receive an amount at least equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the 1940 Act.
3.This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.
4.This Agreement may be modified or amended from time to time by mutual written agreement of the Insureds. This Agreement shall remain in effect for as long as two or more of the Insureds are insured under the terms of the Bond. Any Insured shall, however, have the right to terminate, at any time, its participation in the Bond and in this Agreement, provided that any losses incurred prior to such termination shall be governed by the provisions of this Agreement. The amount of any return of premium to which such Insured shall be entitled as a result of such termination will be limited to the amount actually obtained by the underwriter of the Bond.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.





Pax World Management LLC

/s/ Joseph F. Keefe
Name:  Joseph F. Keefe
Title:    President & CEO







Pax World Funds Series Trust I


/s/ Maureen L Conley
Name:  Maureen L. Conley
Title:    Secretary

Pax World Funds Trust II


/s/ Maureen L. Conley
Name:  Maureen L. Conley
Title:    Secretary


  	PAX WORLD MANAGEMENT LLC
  30 Penhallow Street, Ste. 400
Portsmouth, NH 03801

John A. Boese
Chief Compliance Officer
Pax World Funds Series Trust I
Pax World Funds Trust II
30 Penhallow Street, Ste. 400
Portsmouth, NH 03801
Re: Fidelity Bond Deductible Indemnification Agreement
Dear Sirs:
Rule 17g-1 under the Investment Company Act of 1940, as amended
(the Act), requires the Pax World Funds (the Funds) to maintain a fidelity bond. The Funds have obtained a fidelity bond issued by St. Paul Fire and Marine Insurance Company (the Bond). The bond provides coverage for losses for larceny and embezzlement, among other things, subject to a $50,000 deductible. Pax World Management LLC (PWM)
hereby agrees to indemnify the Funds for that portion of any loss that would have been covered by the Bond, but for the deductible clause.
This is to advise you that PWM has deposited and will maintain at all times the full amount of the deductible in an escrow account. PWM will promptly notify the Funds independent trustees and independent certified public accountants any time there is a loss that would have been covered by the Bond, but for the deductible clause.
Please confirm, by your signature below, that the Funds accept the terms of this Indemnification Agreement and that the Funds will maintain, in accordance with the general recordkeeping requirements of Rule 31a-
2(a) under the Act, a copy of any notice of loss sent to the independent trustees and the independent certified public accountants. PWM acknowledges that the Funds is a Massachusetts business trust and that
PWM will look solely to the assets of said trust, and not to its trustees or officers, to satisfy any claim that may arise hereunder.
Very Truly Yours,
/s/ Joseph F. Keefe
Joseph F. Keefe, Esq
Chief Executive Officer

Accepted By
PAX WORLD FUNDS

/s/ John A. Boese
John A. Boese
Chief Compliance Officer



Secretarys Certificate

The undersigned, being duly elected as Secretary of Pax World Funds
Series Trust I, an investment company registered under the Investment Company Act of 1940, as amended, hereby certifies that (i) the following resolution is a true and correct copy of the resolution adopted by a majority of the independent Trustees at a regular meeting of the Board of Trustees of the Trust held on March 12, 2009; and (ii) this resolution has not been amended, modified or superseded in any way as of the date of this Certificate.

IN WITNESS WHEREOPF, I have set my hand this 12th day of March
2009.


				/s/ Maureen Conley
				Maureen Conley
				Secretary


RESOLVED,That, having considered all relevant factors including, but not limited to, the value of the aggregate assets of the Funds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds portfolios, and in light of the minimum amount of coverage (based on the assets of each Fund) specified in Rule 17g-1 under the 1940 Act, the $5 million of coverage for the Funds and their affiliates under the proposed joint fidelity bond is determined to be a reasonable amount of coverage for each Fund; and that, after considering all relevant factors including, but not limited to, the number of the other parties named as insured, the nature of the business activities of such other parties, the amount of the joint insured bond, and the amount of the premium for the bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium such company would have had to pay if it had provided and maintained a single insured bond, the form, term and conditions of the proposed joint fidelity bond to be issued by Travelers, through St. Paul Fire and Marine Insurance Company, and the portion of the premium to be paid by the Funds thereunder, are approved.